Rule 424(b)(2) Prospectus Supplement
                                                      Registration No. 333-48800


PROSPECTUS SUPPLEMENT No. 2
TO PROSPECTUS DATED August 16, 2001




                                 208,340 Shares

                          BioMarin Pharmaceutical Inc.

                                  Common Stock



     This Prospectus Supplement supplements information contained in that certain Prospectus of BioMarin Pharmaceutical Inc. dated August 16, 2001 relating to the potential sale and issuance from time to time of up to 2,500,000 shares of BioMarin common stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement is incorporated by reference into the Prospectus. You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     See "Risk Factors" beginning on page 5 of the Prospectus to read about risks that you should consider before buying shares of our common stock.

     You should rely only on the information provided or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus Supplement.


     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is October 2, 2001

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                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT

Plan of Distribution.........................................................S-1

PROSPECTUS

Summary........................................................................1

The Offering...................................................................3

Forward Looking Statements.....................................................4

Risk Factors...................................................................5

Use of Proceeds...............................................................16

Plan of Distribution..........................................................17

Legal Matters.................................................................19

Experts.......................................................................19


         The following information supplements the information set forth in the Prospectus.


                              PLAN OF DISTRIBUTION

     On October 2, 2001, we will issue and sell 208,340 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement and pursuant to the terms of the common stock purchase agreement entered into between Acqua Wellington and us on August 15, 2001. The common stock will be purchased at a negotiated purchase price of $9.5997 per share. We will pay Reedland Capital Partners, an Institutional Division of Financial West Group, a fee of $20,000 in consideration of placement agent services related to this purchase by Acqua Wellington. We will not pay any other compensation in conjunction with the sale of these shares of our common stock. See "Plan of Distribution" beginning on page 17 of the prospectus.